EXHIBIT 2

                         MH Elite Portfolio of Funds, Inc.
                                220 Russell Avenue
                                 Rahway, NJ 07065
                                  1-800-318-7969



                   Management Statement Regarding Compliance with
             Certain Provisions of the Investment Company Act of 1940
             ---------------------------------------------------------

We, as members of management of MH Elite Portfolio of Funds, Inc. -
MH Elite Fund of Funds and MH Elite Small Cap Fund of Funds (the 'Company'), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, 'Custody of Investments by Registered Management Investment Companies,' of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2004 and from July 1, 2004 through October 31, 2004.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2004 and from
July 1, 2004 through October 31, 2004 with respect to securities reflected in the investment account of the Company.



MH Elite Portfolio of Funds


MH Elite Portfolio of Funds, Inc.

By:



/s/Harvey Merson
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Harvey Merson
Chairman